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EXHIBIT 21.1

                                  CALMAT CO.
                          SUBSIDIARIES OF REGISTRANT
                               DECEMBER 31, 1994

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


                                                    PERCENTAGE OF
                                                    STOCK OR
                                  ORGANIZED UNDER   INTEREST OWNED
NAME OF COMPANY                   THE LAWS OF       BY REGISTRANT
-------------------------------------------------------------------
CalMat Co. of Arizona             Arizona                100%
CalMat Co. of New Mexico          New Mexico             100%
CalMat of Central California      California             100%
CalMat Land Co.                   California             100%
CalMat Properties Co.             California             100%
Coast Asphalt, Inc.               Delaware               100%
Huntmix, Inc.                     California             100%
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